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                             DORSEY & WHITNEY LLP
                      REPUBLIC PLAZA BUILDING, SUITE 4400           EXHIBIT 5.1
                            370 SEVENTEENTH STREET
                         DENVER, COLORADO  80202-5644
                          TELEPHONE:  (303) 629-3400
                             FAX:  (303) 629-3450



MarkWest Hydrocarbon, Inc.
5613 DTC Parkway, Suite 400
Englewood, Colorado  80111

     Re:  Registration Statement on Form S-1
          SEC Registration No. 333-09513

Ladies and Gentlemen:

          We have acted as counsel to MarkWest Hydrocarbon, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-1 (the "Registration Statement") relating to the sale by the Company of up to 2,760,000 shares of common stock of the Company, par value $0.01 per share (including 360,000 shares to be subject to the Underwriters' over-allotment option) (the "Common Stock").

          We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have also assumed that the Common Stock will be priced by the Pricing Committee established by the authorizing resolutions adopted by the Company's Board of Directors in accordance with such resolutions and will be issued and sold as described in the Registration Statement.

          Based on the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Company pursuant to the Registration Statement
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MarkWest Hydrocarbon, Inc.
September 12, 1996
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have been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefor as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

          Our opinions expressed above are limited to the Delaware General Corporation Law.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.

Dated:  September 12, 1996
                                    Very truly yours,

                                    /s/ Dorsey & Whitney LLP